                                                            PART II - EXHIBIT 12
                                                            --------------------

                     FORTUNE BRANDS, INC. AND SUBSIDIARIES
        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)

                                                                                                                        Three Months
                                                                                                                            Ended
                                                                                  Years Ended December 31,                March 31,
                                                                      -----------------------------------------------   ------------
                                                                      1995         1996         1997    1998     1999        2000
                                                                      ----         ----         ----    ----     ----        ----
Earnings Available:
 Income (loss) from continuing operations
  before income taxes, minority
  interest and extraordinary items...............                   $358.9       $340.1       $145.2  $516.4  $(725.2)     $109.4

 Less: Excess of earnings over
         dividends of less than
         fifty percent owned
         companies...............................                      0.2          0.2          0.2     0.2      0.2         0.1
       Capitalized interest......................                        -          0.3            -       -      4.1         0.3
                                                                    ------       ------       ------  ------   ------     -------
                                                                     358.7        339.6        145.0   516.2   (720.9)      109.0
                                                                    ======       ======       ======  ======    =====     =======


Fixed Charges:

 Interest expense (including
    capitalized interest) and
    amortization of debt discount
    and expenses.................................                    147.1        172.6        122.4   105.4    113.9        32.7
 Portion of rentals representative
    of an interest factor........................                     13.5         15.1         14.7    17.0     19.0         4.1
                                                                    ------       ------       ------  ------   ------      ------
       Total Fixed Charges.......................                    160.6        187.7        137.1   122.4    132.9        36.8
                                                                    ------       ------       ------  ------   ------      ------
       Total Earnings Available..................                   $519.3       $527.3       $282.1  $638.6  $(588.0)     $145.8
                                                                    ======       ======       ======  ======   ======      ======
Ratio of Earnings to Fixed Charges...............                     3.23         2.81         2.06    5.22       (A)       3.96
                                                                    ======       ======       ======  ======   ======      ======

(A) As a result of the loss reported for the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $588.0 million.

     Included in earnings was a second quarter 1999 goodwill write-down of $1,126 million as disclosed in Note 2 of the Company's Condensed Consolidated Financial Statements. If the write-down were excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.